Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
January 26, 2012	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Fourth Quarter and Year of 2011

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the fourth quarter and the year of 2011. Earnings for the fourth quarter of 2011 were $20.3 million or $0.40 per diluted share while earnings for the year of 2011 were $75.6 million or $1.61 per diluted share.

Fourth quarter of 2011 results produced a return on average assets of 0.94% and a return on average equity of 8.17%. For the year of 2011, United’s return on average assets was 0.97% while the return on average equity was 8.50%. These returns compare very favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.79% and average return on equity of 7.37% for the first nine months of 2011.

The results for the fourth quarter and year of 2011 included before-tax, other-than-temporary impairment charges of $6.3 million and $20.4 million, respectively, on certain investment securities. In addition, on July 8, 2011, United completed its acquisition of Centra Financial Holdings, Inc. (Centra) of Morgantown, West Virginia. The results of operations of Centra are included in the consolidated results of operations from the date of acquisition. As a result, comparisons for the fourth quarter and year of 2011 to the same time periods of 2010 are impacted by increased levels of average balances, income, expense, and asset quality results due to the acquisition. At consummation, Centra had assets of approximately $1.3 billion, loans of $1.0 billion, deposits of $1.1 billion and shareholders’ equity of $131 million.

Earnings for the fourth quarter of 2010 were $19.3 million or $0.44 per diluted share while earnings for the year of 2010 were $71.9 million or $1.65 per diluted share. The results for the fourth quarter and year of 2010 included before-tax, other-than-temporary impairment charges of $5.4 million and $9.8 million, respectively, on certain investment securities. In addition, United recovered funds from its insurance carrier in the amount of $15.0 million during the fourth quarter of 2010 related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of insurance proceeds were recorded as a recovery within United’s allowance for loan losses which resulted in a negative provision for loan losses of $5.6 million for the fourth quarter of 2010 and a provision for loan losses of $13.8 million for the year of 2010. United’s annualized returns on average assets and average equity were 1.03% and 9.64%, respectively, for the fourth quarter of 2010 while the returns on average assets and average equity was 0.95% and 9.19%, respectively, for the year of 2010.

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United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.28% at December 31, 2011 compares favorably to the most recently reported percentage of 3.65% at September 30, 2011 for United’s Federal Reserve peer group. At December 31, 2011, nonperforming loans were $79.7 million as compared to nonperforming loans of $67.2 million or 1.28% of loans, net of unearned income, at December 31, 2010. As of December 31, 2011, the allowance for loan losses was $73.9 million or 1.18% of loans, net of unearned income, as compared to $73.0 million or 1.39% of loans, net of unearned income, at December 31, 2010. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 92.7% and 108.6% at December 31, 2011 and December 31, 2010, respectively. The coverage ratio for United’s Federal Reserve peer group was 88.6% at September 30, 2011. The declines in the ratios at December 31, 2011 of the allowance for loan losses as a percentage of loans, net of unearned income and of nonperforming loans was because United was unable to carry-over Centra’s previously established allowance for loan losses in accordance with accounting rules. United recorded a downward fair value adjustment of approximately $36.7 million on the loans acquired from Centra. Total nonperforming assets of $131.4 million, including OREO of $51.8 million at December 31, 2011, represented 1.56% of total assets which also compares favorably to the most recently reported percentage of 3.10% at September 30, 2011 for United’s Federal Reserve peer group.

United continues to be well-capitalized based on all regulatory guidelines. United’s estimated risk-based capital ratio is 13.8% at December 31, 2011 while its Tier I capital and leverage ratios are 12.6% and 10.2%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

During the fourth quarter of 2011, United’s Board of Directors declared a cash dividend of $0.31 per share. The 2011 dividend of $1.21 per share represented the 38th consecutive year of dividend increases for United shareholders. Based on its dividend paying history, United was added to the S&P High Yield Dividends Aristocrats® Index during the fourth quarter of 2011. This index measures the performance of the 60 highest dividend yielding S&P Composite 1500® Index constituents that have increased dividends every year for at least 25 consecutive years. United is one of only two major banking companies in the U.S. to have achieved such a record.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

Tax-equivalent net interest income for the fourth quarter of 2011 was $73.7 million, an increase of $13.8 million or 23% from the fourth quarter of 2010. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Centra acquisition. Average earning assets increased $953.6 million or 14% from the fourth quarter of 2010. Average net loans increased $941.8 million or 18% for the fourth quarter of 2011. In addition, the average cost of funds declined 45 basis points from the fourth quarter of 2010. Partially offsetting the increases to tax-equivalent net interest income for the fourth quarter of 2011 was a decline of 15 basis points in the average yield on earning assets for the fourth quarter of 2011 as compared to the same quarter in 2010. The net interest margin for the fourth quarter of 2011 was 3.88%, which was an increase of 26 basis points from a net interest margin of 3.62% for the fourth quarter of 2010.

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Tax-equivalent net interest income for the year of 2011 was $267.3 million, an increase of $23.2 million or 10% from the year of 2010. This increase in tax-equivalent net interest income was primarily attributable to a decrease in average interest-bearing liabilities and an increase in average earning assets. Average interest-bearing liabilities declined $193.8 million or 3% due mainly to the net repayment of approximately $360 million in Federal Home Loan Bank advances towards the end of 2010 and the beginning of 2011. Average earning assets increased $191.1 million or 3% from the year of 2010 due mainly to the Centra merger. Average net loans increased $246.6 million or 5% for the year of 2011 while average investments decreased $89.9 million or 10%. In addition, the average cost of funds declined 49 basis points from the year of 2010. Partially offsetting the increases to tax-equivalent net interest income for the year of 2011 was a decline of 23 basis points in the average yield on earning assets for the year of 2011 as compared to the year of 2010. The net interest margin for the year of 2011 was 3.87%, which was an increase of 23 basis points from a net interest margin of 3.64% for the year of 2010.

On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2011 increased $1.2 million or 2% from the third quarter of 2011 due mainly to an increase in average earning assets from the Centra merger. Average earning assets increased $91.3 million or 1% during the quarter. Average net loans increased $87.2 million or 1% while average short-term investments increased $16.2 million or 3% for the quarter. Average investments declined $12.1 million or 1% to partially offset the increase in average net loans and short-term investments. The fourth quarter of 2011 average yield on earning assets declined 2 basis points while the average cost of funds decreased 3 basis points from the third quarter of 2011. The net interest margin of 3.88% for the fourth quarter of 2011 was an increase of one basis point from the net interest margin of 3.87% for the third quarter of 2011.

For the quarter ended December 31, 2011, the provision for loan losses was $4.3 million while the provision for the year of 2011 was $17.1 million. As previously mentioned, United recovered funds from its insurance carrier in the amount of $15.0 million during the fourth quarter of 2010 related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of insurance proceeds were recorded as a recovery within United’s allowance for loan losses. As a result, a negative provision for loan losses of $5.6 million was recorded for the fourth quarter of 2010 and a provision for loan losses of $13.8 million was recorded for the year of 2010. Net charge-offs were $3.9 million and $16.3 million for the fourth quarter and year of 2011, respectively. The $15.0 million recovery in the fourth quarter of 2010 resulted in net recoveries of $7.9 million for the fourth quarter of 2010. Net charge-offs were $8.8 million for the year of 2010. Annualized net charge-offs as a percentage of average loans were 0.25% and 0.29% for the fourth quarter and year of 2011, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.94% for the first nine months of 2011.

Noninterest income for the fourth quarter of 2011 was $11.9 million, which was a decrease of $1.5 million from the fourth quarter of 2010. Included in noninterest income for the fourth quarter of 2011 were before-tax, other-than-temporary impairment charges of $6.3 million on certain investment securities. Included in noninterest income for the fourth quarter of 2010 were before-tax, other-than-temporary impairment charges of $5.4 million on certain investment securities. Excluding the results of the other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $545 thousand or 3% from the fourth quarter of 2010. This decrease for the fourth quarter of

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2011 was due primarily to decreases of $759 thousand in income from derivatives not in hedge relationships due to a change in the fair value, $381 thousand in fees from bankcard services due mainly to the sale of United’s merchant business in the fourth quarter of 2010 and $373 thousand in fees from trust and brokerage services due to a decline in volume. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement. Partially offsetting these decreases were increases of $800 thousand in fees from deposit services and $161 thousand in income from bank-owned life insurance policies. These increases were primarily due to the Centra merger.

Noninterest income for the year of 2011 was $50.8 million, which was a decrease of $11.4 million from the year of 2010. Included in noninterest income for the year of 2011 was a before-tax, net gain of $1.6 million on the sales and calls of investment securities and before-tax, other-than-temporary impairment charges of $20.4 million on certain investment securities. Included in noninterest income for the year of 2010 was a before-tax, net gain of $2.0 million on the sale of investment securities and before-tax, other-than-temporary impairment charges of $9.8 million on certain investment securities. Excluding the results of the other-than-temporary impairment charges as well as the net gains from the sales and calls of investment securities, noninterest income would have been relatively flat, decreasing $337 thousand or less than 1%. This slight decrease for the year of 2011 was due primarily to decreases of $1.9 million in income from derivatives not in hedge relationships due to a change in the fair value, $1.1 million in fees from bankcard services due mainly to the sale of United’s merchant business in the fourth quarter of 2010, and $294 thousand in fees from trust and brokerage services due to a decline in volume. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement. Partially offsetting these decreases were increases of $1.8 million in fees from deposit services, $613 thousand in income from bank-owned life insurance policies and $290 thousand in mortgage banking income due to the Centra merger.

On a linked-quarter basis, noninterest income for the fourth quarter of 2011 increased $896 thousand from the third quarter of 2011. Included in the results for the fourth quarter and third quarter of 2011 were noncash, before-tax, other-than-temporary impairment charges of $6.3 million and $7.9 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $245 thousand or 1% on a linked-quarter basis due primarily to decreases of $205 thousand in income from bank-owned life insurance policies due to a decrease in the cash surrender values and $138 thousand in income from derivatives not in hedge relationships due to a change in the fair value. As previously mentioned, a similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement.

Noninterest expense for the fourth quarter of 2011 was $50.0 million, an increase of $654 thousand or 1% from the fourth quarter of 2010 due primarily to increases of $1.6 million in employee compensation, $956 thousand in equipment expenses, $904 thousand in net occupancy expenses, $693 thousand in employee benefits and $360 thousand in data processing fees. These increases were due mainly to the additional employees, offices, equipment and data processing from the Centra merger. Partially offsetting the increases were decreases of $3.0 million in other real estate owned (OREO) expense due to fewer declines in the fair

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values of properties and losses on sales, $884 thousand in FDIC insurance expense due to lower premiums and $646 thousand in bankcard processing expense due mainly to the sale of United’s merchant business in the fourth quarter of 2010.

Noninterest expense for the year of 2011 was $184.0 million which was an increase $1.8 million or 1% from the year of 2010. This increase was due mainly to increases of $4.0 million in employee compensation, $2.0 million in equipment expenses, $1.4 million in net occupancy expenses, $817 thousand in data processing fees and $609 thousand in employee benefits. These increases were due mainly to the additional employees, offices, equipment and data processing from the Centra merger. Partially offsetting these increases were decreases of $4.1 million in OREO costs due mainly to fewer declines in the fair value of OREO properties, $2.2 million in bankcard processing expense due mainly to the sale of United’s merchant business in the fourth quarter of 2010, $1.9 million in the expense from derivatives not in hedge relationships due to a change in the fair value and $1.2 million in FDIC insurance expense due to lower premiums. As previously mentioned, a similar amount of income related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard servicing fees as a result of the sale of United’s merchant business is included in other income in the income statement.

On a linked-quarter basis, noninterest expense for the fourth quarter of 2011 increased $1.2 million or 2% from the third quarter of 2011 due primarily to increases of $786 thousand in employee compensation due to higher commissions and incentives, merger expenses of $442 thousand and $405 thousand in equipment expense due to increased depreciation. Partially offsetting these increases was a decrease of $812 thousand in FDIC insurance expense due to lower premiums.

United has consolidated assets of approximately $8.5 billion with 126 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2011 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2011 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31 2011	December 31 2010	December 31 2011	December 31 2010
EARNINGS SUMMARY:
Interest income, taxable equivalent	$87,261	$78,623	$323,109	$329,288
Interest expense	13,537	18,647	55,794	85,196
Net interest income, taxable equivalent	73,724	59,976	267,315	244,092
Taxable equivalent adjustment	1,732	1,415	6,587	5,906
Net interest income	71,992	58,561	260,728	238,186
Provision for loan losses	4,268	(5,618)	17,141	13,773
Noninterest income	11,874	13,356	50,837	62,203
Noninterest expenses	50,029	49,375	184,048	182,212
Income taxes	9,312	8,870	34,766	32,457
Net income	$20,257	$19,290	$75,610	$71,947

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.44	$1.62	$1.65
Diluted	0.40	0.44	1.61	1.65
Cash dividends	$0.31	$0.30	1.21	1.20
Book value			19.29	18.18
Closing market price			$28.27	$29.20
Common shares outstanding:
Actual at period end, net of treasury shares			50,212,948	43,621,635
Weighted average- basic	50,207,410	43,606,591	46,803,432	43,547,965
Weighted average- diluted	50,235,812	43,677,279	46,837,363	43,625,183

FINANCIAL RATIOS:
Return on average assets	0.94%	1.03%	0.97%	0.95%
Return on average shareholders’ equity	8.17%	9.64%	8.50%	9.19%
Average equity to average assets	11.56%	10.69%	11.44%	10.39%
Net interest margin	3.88%	3.62%	3.87%	3.64%

	December 31 2011	December 31 2010	December 31 2009	September 30 2011
PERIOD END BALANCES:
Assets	$8,451,470	$7,155,719	$7,805,101	$8,577,886
Earning assets	7,498,333	6,334,914	6,956,322	7,607,225
Loans, net of unearned income	6,236,710	5,260,326	5,736,809	6,259,228
Loans held for sale	3,902	6,869	5,284	7,378
Investment securities	824,219	794,715	966,920	871,898
Total deposits	6,819,010	5,713,534	5,971,100	6,927,975
Shareholders’ equity	968,844	793,012	761,550	972,753